LB REALTY FUND I

                          SCRIPT FOR LBSC STAFF


Hello, my name is ___________________ and I'm calling you from Lutheran Brotherhood in regard to the Lutheran Brotherhood Realty Fund I. Did you recently receive a package of proxy material from the Fund's General Partner, LB Real Estate Products Company relating to a special meeting?


[Limited Partner answers "No, I haven't received it".]

Could I confirm your mailing address? According to the Fund's records, you live at ________ . Is that your current address? In order to make sure you receive the materials before the Fund's upcoming special meeting of Limited Partners, I'll see to it that another set of materials is sent out to you. Thank you (hang up).


[WE CANNOT DISCUSS ANYTHING IN THE PROXY STATEMENT WITH A LIMITED PARTNER UNTIL AFTER THEY HAVE RECEIVED THE PROXY STATEMENT.]


[Limited Partner answers "Yes, I have it" - use Statement #1 or #2]


[STATEMENT #1]


Great. We'd like you to carefully review the materials as soon as possible, including the plan of liquidation described in the proxy statement. For the reasons contained in the proxy statement the Fund's General Partner believes now is a particularly good time to begin the process of selling the Fund's properties and distributing any proceeds to the Fund's Limited Partners. We would like you to vote in favor of the proposal by indicating your approval on your proxy card and mailing it back to us in the postage paid reply envelope.

If you've had a chance to review the materials already, do you have any questions?

[Yes - refer to Q & A list.]

[No - proceed with script.]

If you do have any questions after you've had a chance to review the materials please call the toll-free 800 number that's listed on the proxy card.

Thank you very much for your time.


[STATEMENT #2]


In the materials the General Partner describes a proposal to authorize the Fund to begin liquidation through the selling its properties. For the reasons described in the proxy statement, the General Partner believes it is an opportune time to begin the process of liquidating the Fund's property and distributing any sale proceeds to the Fund's Limited Partners.

We would like you to carefully review the materials you have received and to vote in favor of the liquidation proposal by indicating your approval on the proxy card and returning it in the postage paid envelope. If you have any questions about the liquidation plan you may call the toll free number listed in the materials.

Please vote as soon as possible so that we receive your ballot before the July 3rd Limited Partners' meeting.

Thank you very much.


If you've had a chance to review the materials already, do you have any questions?

[Yes - refer to Q & A list.]

[No - proceed with script.]

If you do have any questions after you've had a chance to review the materials please call the toll-free 800 number that's listed on the proxy card.

Thank you very much for your time.



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